EXHIBIT 99.1
Greif, Inc. Reports Third Quarter 2009 Results
•	Net sales decreased 31 percent (24 percent excluding the impact of foreign currency translation) to $717.6 million in the third quarter of 2009 from $1,034.1 million in the third quarter of 2008.
•	Net income before special items, as defined below, was $51.6 million ($0.88 per diluted Class A share) in the third quarter of 2009 compared to $69.5 million ($1.18 per diluted Class A share) in the third quarter of 2008. GAAP net income was $39.7 million ($0.68 per diluted Class A share) and $64.6 million ($1.10 per diluted Class A share) in the third quarter of 2009 and 2008, respectively.
DELAWARE, Ohio (Sept. 2, 2009) – Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging products and services, today announced results for its third fiscal quarter, which ended July 31, 2009.
Michael J. Gasser, chairman and chief executive officer, said, “Our third quarter 2009 results benefited from significant permanent cost reduction actions and gradually improving volumes, especially during the final month of the quarter. We expect to achieve savings of at least $150 million in fiscal 2009 due to Greif Business System (GBS) and accelerated GBS initiatives and specific contingency actions. We believe these factors will benefit our fourth quarter results and position us for a stronger performance in fiscal 2010.”
Gasser continued, “We continue to execute our disciplined growth strategy. During the third quarter, we increased the Company’s financial capacity and flexibility through the issuance of new 10-year Senior Notes. Two small tuck-in acquisitions were completed during the quarter and additional opportunities are being pursued to further strengthen Greif’s product portfolio and global footprint.”
Special Items and GAAP to Non-GAAP Reconciliations
Special items are as follows: (i) for the third quarter of 2009, restructuring charges of $10.3 million ($10.7 million net of tax) and restructuring-related inventory charges of $0.8 million ($1.2 million net of tax); and (ii) for third quarter of 2008, restructuring charges of $6.6 million ($5.0 million net of tax) and gain on timberland disposals, net of $0.2 million ($0.1 million net of tax). Reconciliations of the differences between all non-GAAP financial measures used in this release with the most directly comparable GAAP financial measures are included in the financial schedules that are a part of this release.

Consolidated Results
Net sales decreased 31 percent (24 percent excluding the impact of foreign currency translation) to $717.6 million in the third quarter of 2009 compared to a record $1,034.1 million in the third quarter of 2008. The $316.5 million decline was due to lower sales in Industrial Packaging ($258.2 million), Paper Packaging ($57.4 million) and Timber ($0.9 million). The 24 percent constant-currency decrease was due to lower sales volumes and lower selling prices due to the pass-through of lower raw material costs.
Operating profit before special items was $81.3 million for the third quarter of 2009 compared to $107.7 million for the third quarter of 2008. The lower operating results for Industrial Packaging ($23.6 million) and Paper Packaging ($5.1 million), as compared to the same period last year, were due to lower sales volumes and lower prices, significantly offset by cost reductions achieved under the previously announced incremental Greif Business System (GBS) and accelerated GBS initiatives and specific contingency actions. Timber operating profit improved by $2.3 million as a result of a single special use property sale in the third quarter of 2009. GAAP operating profit was $70.2 million and $101.3 million in the third quarter of 2009 and 2008, respectively.
Net income before special items was $51.6 million for the third quarter of 2009 compared to $69.5 million for the third quarter of 2008. Diluted earnings per share before special items were $0.88 compared to $1.18 per Class A share and $1.33 compared to $1.79 per Class B share for the third quarter of 2009 and 2008, respectively. The Company had GAAP net income of $39.7 million, or $0.68 per diluted Class A share and $1.03 per diluted Class B share, in the third quarter of 2009 compared to GAAP net income of $64.6 million, or $1.10 per diluted Class A share and $1.67 per diluted Class B share, in the third quarter of 2008.
Business Group Results
Industrial Packaging net sales decreased 30 percent (22 percent excluding the impact of foreign currency translation) to $594.2 million in the third quarter of 2009 from $852.4 million in the third quarter of 2008 primarily due to lower sales volumes and lower selling prices. Operating profit before special items decreased to $69.3 million in the third quarter of 2009 from $92.9 million in the third quarter of 2008. The $23.6 million decrease was due to lower net sales, partially offset by lower raw material costs. Labor, transportation and energy costs were also lower as compared to the same quarter last year. This segment continues to benefit from GBS and specific contingency initiatives. GAAP operating profit was $58.5 million and $88.1 million in the third quarter of 2009 and 2008, respectively.
Paper Packaging net sales were $120.2 million in the third quarter of 2009 compared to $177.6 million in the third quarter of 2008. This decrease was primarily due to lower sales volumes and lower containerboard selling prices compared to the same quarter of the previous year. Operating profit before special items decreased to $7.7 million in the third quarter of 2009 from $12.8 million in the third quarter of 2008. The $5.1 million decrease was due to lower net sales, partially offset by lower raw material costs, especially for old corrugated containers. In addition, labor, transportation and energy costs were lower as compared to the same quarter of the previous year. This segment continues to benefit from GBS and specific contingency initiatives. GAAP operating profit was $7.4 million and $11.0 million in the third quarter of 2009 and 2008, respectively.
Timber net sales were $3.2 million and $4.1 million in the third quarter of 2009 and 2008, respectively. Operating profit before special items was $4.3 million in the third quarter of 2009 compared to $2.0 million in the third quarter of 2008. Included in these amounts were operating profits from the sale of special use properties (e.g., surplus, higher and better use, and development properties) of $3.9 million, including $3.5 million from a property sale, in the third quarter of 2009 and $0.9 million in the third quarter of 2008. GAAP operating profit was $4.3 million and $2.2 million in the third quarter of 2009 and 2008, respectively.

Senior Notes
In the third quarter of 2009, the Company issued $250 million aggregate principal amount of 7 3/4 percent Senior Notes due 2019 in a Rule 144A and Regulation S offering. The net proceeds from the issuance of the new Senior Notes are to be used for general corporate purposes, including the repayment of amounts outstanding under its revolving credit facility, without any permanent reduction to the commitments.
Other Financial Information
The Company’s effective tax rate was 23.6 percent for the third quarter of 2009 compared to 23.3 percent for the same period last year. This was attributable to an increase in the proportion of earnings in the United States compared to earnings outside the United States, partially offset by alternative fuel credit benefits.
Capital expenditures were $27.9 million for the third quarter of 2009 compared with capital expenditures of $37.7 million, excluding timberland purchases of $0.2 million, for the third quarter of 2008. Fiscal 2009 capital expenditures, excluding timberland purchases, are expected to be in the range of $95 million to $100 million, which is below or in-line with anticipated depreciation, depletion and amortization expense for the year.
On Sept. 1, 2009, the Board of Directors declared quarterly cash dividends of $0.38 per share of Class A Common Stock and $0.57 per share of Class B Common Stock. These dividends are payable on Oct. 1, 2009 to stockholders of record at close of business on Sept. 18, 2009.
Greif Business System (GBS) and Accelerated Initiatives
In December 2008, the Company announced specific plans to address the adverse impact to its businesses resulting from the sharp decline of the global economy, which began in the Company’s fourth quarter of 2008. Management is aggressively implementing plans that include the following initiatives:
•	Operational Excellence and Global Sourcing initiatives, which are expected to produce savings of approximately $50 million during fiscal 2009.
•	Active portfolio management, further administrative excellence activities, a hiring and salary freeze, and curtailed discretionary spending. These actions are expected to result in an additional $100 million of savings during fiscal 2009.
The incremental GBS, accelerated GBS and contingency initiatives are ahead of their implementation schedule and are expected to capture at least $150 million in annual savings in fiscal 2009.
As a result of these initiatives, the Company expects to record restructuring charges of approximately $78 million during fiscal 2009. During the third quarter of 2009, the Company recorded $10.3 million of restructuring charges. The year-to-date restructuring and other cost reduction activities included the closure of 16 facilities and the elimination of more than 2,000 operating and administrative positions.
Company Outlook
The Company has implemented significant cost reduction plans during fiscal 2009 to mitigate the impact of lower volumes attributable to the global economic recession. Positive contributions have been achieved during the first nine months of fiscal 2009 and substantial cost savings are expected to be realized during the fourth quarter. Further cyclical improvements in sales volumes are also expected to occur in the fourth quarter of 2009. Based on these factors, the Company’s fiscal 2009 earnings guidance is in the range of $3.25 to $3.50 per Class A share.

Conference Call
The Company will host a conference call to discuss the third quarter of 2009 results on Sept. 3, 2009, at 10 a.m. Eastern Time (ET). To participate, domestic callers should call 877-485-3107 and ask for the Greif conference call. The number for international callers is +1 201-689-8427. Phone lines will open at 9:50 a.m. ET. The conference call will also be available through a live webcast, including slides, which can be accessed at www.greif.com. A replay of the conference call will be available on the Company’s website in the investor center approximately one hour following the call.
About Greif
Greif is a world leader in industrial packaging products and services. The Company produces steel, plastic, fibre, corrugated and multiwall containers, packaging accessories and containerboard, and provides blending and packaging services for a wide range of industries. Greif also manages timber properties in North America. The Company is strategically positioned in more than 45 countries to serve global as well as regional customers. Additional information is on the Company’s website at www.greif.com.
Forward-Looking Statements
All statements other than statements of historical facts included in this news release, including, without limitation, statements regarding the Company’s future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “believe,” “continue,” “on track” or “target” or the negative thereof or variations thereon or similar terminology. All forward-looking statements made in this news release are based on information currently available to management. Although the Company believes that the expectations reflected in forward-looking statements have a reasonable basis, the Company can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Such risks and uncertainties that might cause a difference include, but are not limited to: general economic and business conditions, including a prolonged or substantial economic downturn; the availability of the credit markets to our customers and suppliers, as well as the Company; changing trends and demands in the industries in which the Company competes, including industry over-capacity; industry competition; the continuing consolidation of the Company’s customer base for its industrial packaging, containerboard and corrugated products; political instability in those foreign countries where the Company manufactures and sells its products; foreign currency fluctuations and devaluations; availability and costs of raw materials for the manufacture of the Company’s products, particularly steel, resin and old corrugated containers; price fluctuations in energy costs; costs associated with litigation or claims against the Company pertaining to environmental, safety and health, product liability and other matters; work stoppages and other labor relations matters; property loss resulting from wars, acts of terrorism or natural disasters; the Company’s ability to integrate its newly acquired operations effectively with its existing business; the Company’s ability to achieve improved operating efficiencies and capabilities; the Company’s ability to effectively embed and realize improvements from the Greif Business System; the frequency and volume of sales of the Company’s timber, timberland and special use timberland; and the deviation of actual results from the estimates and/or assumptions used by the Company in the application of its significant accounting policies. These and other risks and uncertainties that could materially affect the Company’s consolidated financial results are further discussed in its filings with the Securities and Exchange Commission, including its Form 10-K for the year ended Oct. 31, 2008. The Company assumes no obligation to update any forward-looking statements.

GREIF, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
UNAUDITED
(Dollars and shares in millions, except per share amounts)

	Three months ended		Nine months ended
	July 31,		July 31,
	2009	2008	2009	2008
Net sales	$717.6	$1,034.1	$2,031.7	$2,798.4
Cost of products sold	575.0	841.2	1,674.5	2,298.0

Gross profit	142.6	192.9	357.2	500.4

Selling, general and administrative expenses	67.4	88.1	191.5	252.0
Restructuring charges	10.3	6.6	57.7	24.4
Asset disposals, net	5.3	3.1	9.8	53.0

Operating profit	70.2	101.3	117.8	277.0

Interest expense, net	12.1	13.1	37.7	38.2
Debt extinguishment charges	—	—	0.8	—
Other income (expense), net	(4.3)	(2.1)	(4.1)	(9.2)

Income before income tax expense and equity earnings and minority interests	53.8	86.1	75.2	229.6

Income tax expense	12.7	20.1	19.7	53.5
Equity earnings and minority interests	(1.4)	(1.4)	(2.4)	(2.2)

Net income	$39.7	$64.6	$53.1	$173.9

Basic earnings per share:
Class A Common Stock	$0.68	$1.11	$0.92	$2.99
Class B Common Stock	$1.03	$1.67	$1.37	$4.48

Diluted earnings per share:
Class A Common Stock	$0.68	$1.10	$0.92	$2.95
Class B Common Stock	$1.03	$1.67	$1.37	$4.48

Earnings per share were calculated using the following number of shares:

Basic earnings per share:
Class A Common Stock	24.4	24.0	24.3	23.9
Class B Common Stock	22.5	22.7	22.5	22.9

Diluted earnings per share:
Class A Common Stock	24.7	24.5	24.6	24.4
Class B Common Stock	22.5	22.7	22.5	22.9

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
CONSOLIDATED STATEMENTS OF INCOME
UNAUDITED
(Dollars in millions, except per share amounts)

	Three months ended July 31, 2009			Three months ended July 31, 2008
		Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B

GAAP – operating profit	$70.2			$101.3
Restructuring charges	10.3			6.6
Restructuring-related inventory charges	0.8			—
Timberland disposals, net	—			(0.2)

Non-GAAP – operating profit before restructuring charges, restructuring-related inventory charges and timberland disposals, net	$81.3			$107.7

GAAP – net income	$39.7	$0.68	$1.03	$64.6	$1.10	$1.67
Restructuring charges, net of tax	10.7	0.18	0.27	5.0	0.08	0.12
Restructuring-related inventory charges, net of tax	1.2	0.02	0.03	—	—	—
Timberland disposals, net of tax	—	—	—	(0.1)	—	—

Non-GAAP – net income before restructuring charges, restructuring-related inventory charges and timberland disposals, net	$51.6	$0.88	$1.33	$69.5	$1.18	$1.79

	Nine months ended July 31, 2009			Nine months ended July 31, 2008
		Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B

GAAP – operating profit	$117.8			$277.0
Restructuring charges	57.7			24.4
Restructuring-related inventory charges	10.1			—
Timberland disposals, net	—			(0.3)

Non-GAAP – operating profit before restructuring charges, restructuring-related inventory charges and timberland disposals, net	$185.6			$301.1

GAAP – net income	$53.1	$0.92	$1.37	$173.9	$2.95	$4.48
Restructuring charges, net of tax	42.7	0.73	1.11	18.7	0.31	0.49
Restructuring-related inventory charges, net of tax	7.5	0.13	0.19	—	—	—
Debt extinguishment charges, net of tax	0.6	0.01	0.01	—	—	—
Timberland disposals, net of tax	—	—	—	(0.3)	—	(0.01)

Non-GAAP – net income before restructuring charges, restructuring-related inventory charges, debt extinguishment charges and timberland disposals, net	$103.9	$1.79	$2.68	$192.3	$3.26	$4.96

GREIF, INC. AND SUBSIDIARY COMPANIES
SEGMENT DATA
UNAUDITED
(Dollars in millions)

	Three months ended		Nine months ended
	July 31,		July 31,
	2009	2008	2009	2008

Net sales
Industrial Packaging	$594.2	$852.4	$1,650.8	$2,271.7
Paper Packaging	120.2	177.6	368.6	509.8
Timber	3.2	4.1	12.3	16.9

Total	$717.6	$1,034.1	$2,031.7	$2,798.4

Operating profit
Operating profit before restructuring charges, restructuring-related inventory charges and timberland disposals, net:
Industrial Packaging	$69.3	$92.9	$132.3	$235.3
Paper Packaging	7.7	12.8	43.4	47.3
Timber	4.3	2.0	9.9	18.5

Operating profit before restructuring charges, restructuring-related inventory charges and timberland disposals, net	81.3	107.7	185.6	301.1

Restructuring charges:
Industrial Packaging	10.0	4.8	54.8	21.0
Paper Packaging	0.3	1.8	2.8	3.3
Timber	—	—	0.1	0.1

Restructuring charges	10.3	6.6	57.7	24.4

Restructuring-related inventory charges:
Industrial Packaging	0.8	—	10.1	—
Timberland disposals, net:
Timber	—	0.2	—	0.3

Total	$70.2	$101.3	$117.8	$277.0

Depreciation, depletion and amortization expense
Industrial Packaging	$18.0	$18.4	$53.1	$54.5
Paper Packaging	6.2	7.1	19.6	20.2
Timber	0.8	0.8	1.9	4.3

Total	$25.0	$26.3	$74.6	$79.0

GREIF, INC. AND SUBSIDIARY COMPANIES
GEOGRAPHIC DATA
UNAUDITED
(Dollars in millions)

	Three months ended		Nine months ended
	July 31,		July 31,
	2009	2008	2009	2008

Net sales
North America	$374.7	$530.3	$1,130.0	$1,456.1
Europe, Middle East and Africa	233.5	365.2	608.2	972.3
Other	109.4	138.6	293.5	370.0

Total	$717.6	$1,034.1	$2,031.7	$2,798.4

Operating profit
Operating profit before restructuring charges, restructuring-related inventory charges and timberland disposals, net:
North America	$35.8	$47.4	$133.4	$128.2
Europe, Middle East and Africa	35.6	46.1	49.0	102.4
Other	9.9	14.2	3.2	70.5

Operating profit before restructuring charges and timberland disposals, net	81.3	107.7	185.6	301.1
Restructuring charges	10.3	6.6	57.7	24.4
Restructuring-related inventory charges	0.8	—	10.1	—
Timberland disposals, net	—	0.2	—	0.3

Total	$70.2	$101.3	$117.8	$277.0

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
SEGMENT DATA
UNAUDITED
(Dollars in millions)

	Three months ended		Nine months ended
	July 31,		July 31,
	2009	2008	2009	2008

Industrial Packaging
GAAP – operating profit	$58.5	$88.1	$67.4	$214.3
Restructuring charges	10.0	4.8	54.8	21.0
Restructuring-related inventory charges	0.8	—	10.1	—

Non-GAAP – operating profit before restructuring charges and restructuring-related inventory charges	$69.3	$92.9	$132.3	$235.3

Paper Packaging
GAAP – operating profit	$7.4	$11.0	$40.6	$44.0
Restructuring charges	0.3	1.8	2.8	3.3

Non-GAAP – operating profit before restructuring charges	$7.7	$12.8	$43.4	$47.3

Timber
GAAP – operating profit	$4.3	$2.2	$9.8	$18.7
Restructuring charges	—	—	0.1	0.1
Timberland disposals, net	—	(0.2)	—	(0.3)

Non-GAAP – operating profit before restructuring charges and timberland disposals, net	$4.3	$2.0	$9.9	$18.5

GREIF, INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED
(Dollars in millions)

	July 31, 2009	October 31, 2008

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$85.7	$77.6
Trade accounts receivable	326.2	392.5
Inventories	220.7	304.0
Other current assets	156.0	148.5

	788.6	922.6

LONG-TERM ASSETS
Goodwill	545.2	513.0
Intangible assets	104.5	104.4
Assets held by special purpose entities	50.9	50.9
Other long-term assets	105.6	88.6

	806.2	756.9

PROPERTIES, PLANTS AND EQUIPMENT	1,075.4	1,066.4

	$2,670.2	$2,745.9

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$243.9	$384.6
Short-term borrowings	48.0	44.3
Other current liabilities	193.8	242.9

	485.7	671.8

LONG-TERM LIABILITIES
Long-term debt	784.1	673.2
Liabilities held by special purpose entities	43.2	43.3
Other long-term liabilities	328.4	298.1

	1,155.7	1,014.6

MINORITY INTEREST	6.1	3.7

SHAREHOLDERS’ EQUITY	1,022.7	1,055.8

	$2,670.2	$2,745.9